Octagon 88 Resources Announces Final AGAT Lab Results On The Successful Elkton Erosional Edge Well

NEW YORK--(BUSINESS WIRE)--

Octagon 88 Resources Inc. (OCTX) has now received the AGAT laboratories final analysis report from CEC North Star Energy Ltd. providing analysis data from the core samples taken from the Elkton Erosional Edge coring operations carried out in March 2013. The full report on the Elkton Erosional Edge includes previously released information and final results. The final results are based on a drilling depth of 450-465 meters, proving a Net Pay of approximately 16 meters. As for the porosity calculated, the tested core samples ranged from 21% to 30%. The permeability of the Elkton core samples range from 0.001 - 0.34 darcies while the Oil Saturation ranges from 76% to 88% with Oil Gravity resulting in 13.1 to 14.5 (API) at reservoir conditions. The full AGAT report will be filed as an 8k in the company’s filings.

The Elkton AGAT report exceeds the previous findings from the CEC North Star technical team that this Elkton Erosional Edge project has oil and rock properties, which are likely to be developed for primary production followed later by Enhanced Oil Recovery Methods (“EOR”). With improved forecasts the Elkton Erosional edge project has been upgraded to the first development project. The recovery rates possible from primary production and more simplified enhanced recovery methods, with the larger volumes and mobility of the oil than was expected to has been demonstrated in these AGAT results

These actual numbers are being further validated by Schlumberger byway of dynamic laboratory simulations which will set a complete plan for full commercial development, beginning with licensing two to four initial production testing wells prior, for the 4th quarter 2013.

The Bluesky Gething Project 3D seismic project remains on schedule to be concluded in 3 to 4 weeks. The Company is very pleased with both the Blue Sky project and the Elkton Erosional Edge project being officially confirmed by third parties as having established primary production and enhanced recovery possibilities. This is a major economic benefit to the Company moving forward on its development stage and additionally shortens the timeline to production.

Octagon 88 Resources Inc.

In 2012 / 2013 Octagon 88 Resources, Inc. acquired substantial light and conventional heavy oil assets in Northern Alberta. The acquired projects have been thoroughly de-risked which leads the company to emerge as a development stage oil and gas company as of January 22, 2013. The company’s intention is to grow shareholder value through mergers and acquisitions opportunities available to the company. Octagon 88 Resources is the largest publicly trading shareholder of CEC North Star Ltd. with a 33% ownership.

The current program schedule entails working with the operator of these properties to bring on production and cash flow through the company’s direct working interests, and indirect investments spread throughout the projects.

CEC North Star Energy Ltd.

CEC North Star Energy Ltd is a non-public Calgary based Energy Corporation with a substantial oilsands lease holding in the Peace River block of Northwestern Alberta, Canada.

CEC North Star acquired sixty-seven (67) sections of oilsands leases. The independent petroleum engineering firm conducted a feasibility study of 139 Mil (NPV @ 10% fully risked) based on a typical four sections development of the Elkton/Debolt. In addition the Bluesky/Gething oilsands property is prospective for early primary production development similar to other projects in the Peace River Block offering significant production potential.

CEC North Star has entered into joint venture on adjoining properties consisting of 23 sections or 14,720 acres which may increase PIIP (Petroleum Initially in Place) to an excess of three (3) billion barrels.

CEC North Star’s vision is ultimately 100,000 bbl/d of bitumen from these lands and objectives are to create value by developing these oilsands properties using scalable project development targeting multiple 5,000 -10,000 bbl/d facilities with stakeholder involvement at every stage – Environment, Occupational Health and Safety are of paramount concern. Use of known technologies while remaining flexible to adopt new processes to maximize recovery of oil in place while reducing operating costs to the targeted sub $20/bbl and a relatively quick development schedule and lower capital costs compared to other oilsands projects resulting in maximum return on capital invested and quicker shareholder returns.

Forward-looking Statements:

This press release contains forward-looking statements concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. Forward looking statements in this press release include statements about our drilling development program. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the timing and results of our 2013 drilling and development plan. Additional factors include increased expenses or unanticipated difficulties in drilling wells, actual production being less than our development tests, changes in the Company's business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or "potential" reserves among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our filings with the SEC.